Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this registration statement on Form S-8 of NorthWest Indiana Bancorp of our report dated February 23, 2015, on our audits of the consolidated financial statements of NorthWest Indiana Bancorp as of December 31, 2014 and 2013 and for the years then ended, appearing in the Company’s Annual Report on Form 10-K.

/s/ Plante & Moran, PLLC
Plante & Moran, PLLC
Chicago, Illinois
May 29, 2015